Exhibit j.2

TRANSFER AGENCY, DIVIDEND DISBURSING AGENCY AND SHAREHOLDER

SERVICING AGENCY AGREEMENT

THIS AGREEMENT (this “Agreement”) is made as of May      , 2021, by and between the PUERTO RICO RESIDENTS TAX-FREE FUND II, INC. a Puerto Rico corporation (the “Fund”), and BANCO POPULAR DE PUERTO RICO (“Banco Popular”).

The Fund is registered as a closed-end investment company under the Investment Company Act of 1940, as amended (the “1940 Act”). The Fund wishes to retain Banco Popular to serve as the transfer agent, registrar, dividend disbursing agent and shareholder servicing agent to the Fund, and Banco Popular wishes to furnish such services.

In consideration of the premises and mutual covenants herein contained, the parties agree as follows:

1.	Definitions.

(a)

“Authorized Person.” The term ‘Authorized Person’ shall mean any officer of the Fund and any other person who is duly authorized by the Fund’s Board of Directors (the “Board”) to give Oral Instructions and Written Instructions on behalf of the Fund. Such persons and their positions with the Fund and specimen signatures are set forth in Exhibit A attached hereto, as such exhibit may be amended by the Fund from time to time and provided to Banco Popular.

(b)	“Oral Instructions.” The term “Oral Instructions” shall mean verbal instructions received by Banco Popular from an Authorized Person by telephone or in person.

(c)	“Shares.” The term “Shares” shall meant the shares of common stock, par value $0.01 per share, of the Fund.

(d)

“Written Instructions.” The term “Written Instructions” shall mean written instructions signed by an Authorized Person and received by Banco Popular. The instructions may be delivered by hand, mail, telegram, cable, telex, facsimile or electronic mail.

2.      Appointment. The Fund hereby appoints Banco Popular to serve as transfer agent, registrar, dividend disbursing agent and shareholder servicing agent to the Fund in accordance with the terms set forth in this Agreement, and Banco Popular accepts such appointment and agrees to furnish such services.

3.      Delivery of Documents. The Fund has provided or, where applicable, will provide Banco Popular, as requested, with the following:

(a)	Certificate of Incorporation: a copy of the Certificate of Incorporation of the Fund, and all amendments thereto, certified by the Department of State of Puerto Rico;

(b)	By-laws: a copy of the By-laws of the Fund incorporating all amendments thereto, certified by the Secretary of the Fund under the Fund’s corporate seal;

(c)

Specimen Share Certificates: specimens of all forms of outstanding certificates evidencing Shares (the “Stock Certificates”) as approved by the Board, together with a certificate by the Secretary of the Fund as to such approval;

(d)	Certified or authenticated copies of the resolutions of the Board approving the appointment of Banco Popular to provide the services to the Fund described herein and approving this Agreement;

(e)

Copies of the Fund’s investment advisory contracts with each of Popular Asset Management LLC and UBS Asset Management of Puerto Rico, a division of UBS Trust Company, and a copy of the administration agreement with ALPS Funds Services, Inc.;

(f)	A copy of the Fund’s underwriting agreement with UBS Financial Services Incorporated of Puerto Rico and Popular Securities LLC; and

(g)	Copies of any and all amendments or supplements to the foregoing agreements and documents.

4.      Compliance with Government Rules and Regulations. The Fund and Banco Popular, in providing services under this Agreement, undertake to comply with all applicable requirements of the United States and Puerto Rico securities laws, including the 1940 Act, the Securities Act of 1933, as amended and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other laws, rules and regulations of governmental authorities that may have jurisdiction with respect to the duties to be performed by Banco Popular hereunder. Except as specifically set forth herein, Banco Popular assumes no responsibility for such compliance by the Fund.

5.     Instructions. Unless otherwise provided in this Agreement, Banco Popular shall act only pursuant to Oral Instructions or Written Instructions.

Banco Popular shall be entitled to rely upon any Oral Instructions or Written Instructions it receives from an Authorized Person pursuant to this Agreement. Banco popular may assume that any Oral Instructions or Written Instruction received hereunder is not in any way inconsistent with the provisions of organizational documents or of any vote, resolution or proceeding of the Board or of the Fund’s shareholders, unless and until it receives Written Instructions to the contrary.

The Fund agrees to provide Banco Popular Written Instructions confirming Oral Instructions so that Banco Popular receives the Written Instructions by the close of business on the business day immediately following the day such Oral Instructions are received. The fact that such confirming Written Instructions are not received by Banco Popular shall in no way invalidate the transactions or enforceability of the transactions authorized by the

Oral Instructions. Where Oral Instructions or Written Instruction reasonably appear to have been received from an Authorized Person, Banco Popular shall incur no liability to the Fund in acting upon such instructions provided that Banco Popular’s actions comply with the other provision of this Agreement.

6.      Right to Receive Advice.

(a)

Advice of the Fund. If Banco Popular is in doubt as to any action it should or should not take, Banco Popular will request directions or advice, including Oral Instructions or Written Instructions from the Fund.

(b)

Advice of Counsel. If Banco Popular shall be in doubt as to any question of law pertaining to any action it should or should not take, Banco Popular may request advice at its own cost from such counsel of its own choosing (who may be counsel for the Fund, one of the Fund’s investment advisers or Banco Popular).

(c)

Conflicting Advice. In the event of a conflict between the directions, advice, Oral Instructions or Written Instructions that Banco Popular receives from the Fund and the advice it receives from counsel. Banco Popular may rely upon and follow the advice of counsel. In the event Banco Popular chooses to rely on the advice of counsel, Banco Popular shall so advise the Fund and Banco Popular shall remain liable for any action or omission on the part of Banco Popular which constitutes willful misfeasance, bad faith, negligence or reckless disregard by Banco Popular of any of its duties, obligations or responsibilities under this Agreement.

(d)

Protection of Banco Popular. Banco Popular shall be protected in any action it takes or does not take in reliance upon directions, advice, Oral Instructions or Written Instructions it receives from the Fund or from counsel in accordance with this Agreement and which Banco Popular believes, in good faith, to be consistent with those directions, advice, Oral or Written Instructions.

Nothing in this paragraph shall be construed to impose an obligation upon Banco Popular (i) to seek such directions, advice, Oral or Written Instructions, or (ii) to act in accordance with such directions, advice, Oral or Written Instructions unless otherwise required by this Agreement. Nothing in this subsection shall excuse Banco Popular when an action or omission on the part of Banco Popular constitutes willful misfeasance, bad faith, negligence or reckless disregard by Banco Popular of any duties, obligations or responsibilities provided for in this Agreement.

7.      Records and Visits. The books and records pertaining to the Fund required by the United States securities laws which are in the possession or under the control of Banco Popular shall be the property of the Fund. Such books and records shall be prepared and maintained as required by the United States securities laws applicable to closed-end management investment companies registered under the 1940 Act. Authorized Persons shall have access to such books and records at all times during Banco Popular’s normal business hours. Upon the reasonable request of the Fund, copies of any such books and records shall be provided by Banco Popular to an Authorized Person at the Fund’s expense.

8.      Compensation. As compensation for services rendered by Banco Popular during the term of this Agreement, the Fund will pay to Banco Popular the fee set forth on Exhibit C hereto, as such exhibit may be amended from time to time by the parties hereto.

9.      Indemnification.

(a)

The Fund agrees to indemnify, defend and hold harmless Banco Popular and its affiliates and their respective directors, trustees, officers, agents and employees, from any and all claims, losses or damages arising directly or indirectly from any action or omission to act taken or omitted by or on behalf of Banco Popular in connection with the provision of services to the Fund under this Agreement, provided that in each case in which indemnification is sought, Banco Popular has not acted with willful misfeasance, bad faith, negligence or reckless disregard of its duties, obligations or responsibilities under this Agreement.

(b)

Banco Popular agrees to indemnify, defend and hold harmless the Fund and its affiliates and their respective directors, trustees, officers, agents and employees, from any and all claims, losses or damages arising directly or indirectly out of Banco Popular’s willful misfeasance, bad faith, negligence or reckless disregard of its duties, obligations or responsibilities under this Agreement.

(c)

Insurance. Banco Popular shall maintain insurance of the types and in the amounts deemed by it to be appropriate. To the extent that insurance policies provide for coverage of claims for liability or indemnity by the parties set forth in this Agreement, the contracts of insurance shall take precedence, and no provision of this Agreement shall be construed to relieve an insurer of any obligation to pay claims to the Fund, Banco Popular or other insured party which would otherwise be a covered claim in the absence of any provision of this Agreement.

(d)	This Section 9 shall survive termination of this Agreement.

10.      Confidentiality.

(a)

Each party shall keep the Confidential Information (as defined in subsection (b) below) of the other party in confidence and will not use or disclose or allow access to or use of such Confidential Information except in connection with the activities contemplated by this Agreement or as otherwise expressly agreed in writing. Each party acknowledges that the Confidential Information of the disclosing party will remain the sole property of such party. In complying with the first sentence of this subsection (a), each party will use the same degree of care it uses to protect its own confidential information, but in no event less than a commercially reasonable degree of care.

(b)

Subject to subsections (c) and (d) below, “Confidential Information” means (i) except to the extent disclosure may be required by the applicable law or regulation, this Agreement and its contents, all compensation agreements, arrangements and understandings (including waivers) respecting this Agreement, disputes pertaining to the Agreement, and information about a party’s exercise of rights hereunder, performance of obligations hereunder or other conduct of a party in connection with the Agreement, in whatever form and (ii) information and data of, owned by or about a disclosing party or its affiliates, customers, or subcontractors that may be provided to the other party or become known to the other party in the course of the relationship established by this Agreement, regardless of form or content, including but not limited to (A) competitively sensitive material, and not generally known to the public, including, but not limited to, studies, plans, reports, surveys, summaries, documentation and analyses, regardless of form, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Fund or Banco Popular, their respective subsidiaries and affiliates and the customers, clients and suppliers of any of them; (B) scientific, technical or technological information, a design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund or Banco Popular a competitive advantage over its competitors; (C) a confidential or proprietary concept, documentation, report, data, specification, computer software, source code, object code, flow chart, database, invention, know how, trade secret, whether or not patentable or copyrightable; (D) information related to security, disaster recovery, business continuity and any other operational plans, procedures, practices and protocols, and (E) anything designated as confidential.

(c)	Information or data that would otherwise constitute Confidential Information under subsection (b) above shall not constitute Confidential Information to the extent it:

(i)	is already known to the receiving party at the time it is obtained;

(ii)	is or becomes publicly known or available through no wrongful act of the receiving party;

(iii)	is rightfully received from a third party who, to the receiving party’s knowledge, is not under a duty of confidentiality;

(iv)	is released by the protected party to a third party without restriction; or

(v)	has been or is independently developed or obtained by the receiving party without reference to the Confidential Information provided by the protected party.

(d)

Confidential Information of a disclosing party may be used or disclosed by the receiving party in the circumstances set forth below but except for such permitted use or disclosure shall remain Confidential Information subject to all applicable terms of this Agreement:

(i)	in connection with activities contemplated by this Agreement;

(ii)

as required by law or regulation or pursuant to a court order, subpoena, order or request of a governmental or regulatory or self-regulatory authority or agency, or binding discovery request in pending litigation (provided the receiving party will provide the other party written notice of such requirement or request, to the extent such notice is permitted, and subject to proper jurisdiction, if applicable);

(iii)

in connection with inquiries, examinations, audits or other reviews by a governmental, regulatory or self-regulatory authority or agency, audits by independent auditors or requests for advice or opinions from counsel; or

(iv)	the information or data is relevant and material to any claim or cause of action between the parties or the defense of any claim or cause of action asserted against the receiving party.

(e)	Subject to the exceptions in (d), each party agrees not to publicly disseminate Confidential Information of the other party or mutual Confidential Information.

(f)	The provisions of this Section 10 shall survive termination of this Agreement for a period of one (1) year after such termination.

11.      Security. Banco Popular represents and warrants that, to the best of its knowledge, the various procedures and systems which Banco Popular has implemented with regard to the safeguarding from loss or damage attributable to fire, theft or any other cause (including provision for twenty-four hours a day restricted access) of the Fund’s blank checks, certificates, records and other data and Banco Popular’s equipment, facilities and other property used in the performance of its obligations hereunder are adequate, and that it will make such changes therein from time to time as in its judgment are required for the secure performance of its obligations hereunder. Banco Popular shall review such systems and procedures on a periodic basis and the Fund shall have access to review these systems and procedures.

12.      Responsibility of Banco Popular. Banco Popular shall be under no duty to take any action on behalf of the Fund except as specifically set forth herein or as may be specifically agreed to by Banco Popular in writing. Banco Popular shall be obligated to exercise due care and diligence in the performance of its duties hereunder, to act in good faith and to use its best efforts in performing services provided for under this Agreement. Banco Popular shall be liable for any damages arising out of or in connection with Banco Popular’s performance of or omission or failure to perform its duties under this Agreement to the extent such damages arise out of Banco Popular’s negligence, reckless disregard of its duties hereunder, bad faith or willful misfeasance.

Without limiting the generality of the foregoing or any other provision of this Agreement, Banco Popular, in connection with its duties under this Agreement, shall not be under any duty or obligation to inquire into and shall not be liable for (a) the validity or invalidity or authority or lack thereof of any Oral Instructions or Written Instructions, notice or other instrument which conforms to the applicable requirements of this Agreement, and which Banco Popular reasonably believes to be genuine; or (b) delays or errors or loss of data occurring by reason of circumstances beyond Banco Popular’s control, including acts of civil or military authority, labor difficulties, fire, flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply.

13.      Description of Services. Banco Popular shall perform the services set forth on Exhibit B, as such exhibit may be amended by the parties hereto from time to time. In addition, Banco Popular shall perform the following duties as the Fund’s transfer agent, registrar, dividend disbursing agent and shareholder servicing agent.

(a)

Dividends and Distributions. Upon receipt of a resolution of the Board authorizing the declaration and payment of dividends and distributions, Banco Popular shall issue such dividends and distributions in cash or if the resolution so provides, pay such dividends and distributions in Shares, as provided in the Fund then current prospectus (the “Prospectus”) and Dividend Reinvestment Plan. Such issuance or payment shall be made after deduction and payment of the required amount of funds to be withheld in accordance with any applicable tax laws or other laws, rules or regulations. Banco Popular shall mail to the Fund’s shareholders such tax forms and other information, or permissible substitute notice, relating to dividends, distributions and reinvestment paid by the Fund as are required to be filed and mailed by applicable law, rule or regulation, including tax withholding election forms to be transmitted at least once per calendar year (if applicable).

Pursuant to Written Instructions Banco Popular may arrange for the direct payment of cash dividends and distributions to any shareholder by the Fund’s custodian, instead of Banco Popular disbursing such funds to the shareholder after receipt from the Fund’s custodian.

Banco Popular shall prepare, maintain and file with the Puerto Rico Treasury Department, the Internal Revenue Service and/or other appropriate taxing authorities reports relating to all dividends as required by any applicable tax laws or other laws, rules or regulations.

In accordance with the Fund’s Prospectus and such procedures and controls as are mutually agreed upon from time to time by and among the Fund and the Fund’s custodian, Banco Popular shall process applications from the Fund’s shareholders relating to the Fund’s Dividend Reinvestment Plan and will effect purchases of Shares in connection with the Dividend Reinvestment Plan.

(b)	Transfer Restrictions; Stock Certificates. In the absence of contrary Written Instructions, Banco Popular is authorized to take the following actions:

(i)	Stock Certificates.

1)

The Fund will supply Banco Popular with a sufficient supply of stock certificates representing the Shares in the form approved from time to time by the Board. Such stock certificates shall be properly signed, manually or by facsimile signature, by an Authorized Person and shall bear the corporate seal or facsimile thereof of the Fund, and notwithstanding the death, resignation or removal of any officer of the Fund, such executed certificates bearing the manual or facsimile signature of such officer shall remain valid and may be issued to shareholders until Banco Popular is otherwise directed by Written Instructions.

2)

Banco Popular shall place a stop notice against any certificate reported to be lost or stolen and shall comply with all applicable federal regulatory and Puerto Rico law requirements for reporting such loss or alleged misappropriation. In the case of the loss or destruction of any certificate representing Shares, no new certificate shall be issued in lieu thereof, unless there shall first have been furnished an appropriate bond of indemnity issued by the surety company approved by Banco Popular.

3)

Upon receipt of signed stock certificates, which shall be in proper form for transfer, and upon cancellation or destruction thereof, Banco Popular shall countersign, register and issue new certificates for the same number of Shares and shall deliver them pursuant to instructions received from the transferor, and the laws of the Commonwealth of Puerto Rico and the federal securities laws relating to the transfer of Shares.

4)	Upon receipt of the stock certificates, which shall be in proper form for transfer, together with the shareholder’s instructions to hold such stock certificates for safekeeping, Banco Popular shall reduce such Shares to uncertificated status, while retaining the appropriate registration in the name of the shareholder upon the transfer books.

(c)

Banco Popular agrees to furnish the Fund with (1) annual reports of its financial condition, consisting of a balance sheet, earnings statement and any other financial information as is made public by Banco Popular in connection with the foregoing and (2) semi-annually with a copy of a Statement on Standards for Attestation Engagements No. 16 (SSAE 16), report on controls at a Service Organization or successor report issued by Banco Popular’s certified public accountants pursuant to Rule 17Ad-13 under the Exchange Act as filed with the Securities and Exchange Commission (if applicable). The annual financial statements will be certified by Banco Popular’s certified public accountants and the posting of a current copy thereof on Banco Popular’s website shall be deemed to be delivery to the Fund.

(d)

Banco Popular shall assist the Fund to fulfill the Fund’s responsibilities under certain provisions of USA PATRIOT Act, Sarbanes-Oxley Act, Title V of Gramm Leach Bliley Act, Securities Act, Exchange Act, and 1940 Act, including, inter alia, Rule 38a-1, by maintaining a compliance program that adequately covers certain business processes relating to key activities of the transfer agent/service provider function. These business processes are anti-money laundering, certificate processing, correspondence processing, fingerprinting, lost securityholder processing, reconciliation and control, transaction processing, customer identification, transfer agent administration, safeguarding fund assets and securities, disaster recovery and business continuity. Banco Popular reserves the right to make changes thereto as experience suggests alternative and better ways to perform the affected function provided that the affected function will not be diminished in comparison with those currently provided by Banco Popular to the Fund under this Agreement. Banco Popular shall provide the Fund with written notice of any such changes.

(e)

Banco Popular shall employ commercially reasonable measures to comply on behalf of a Fund with the unclaimed property laws and regulations of the States and Territories of the United States (as defined below) (“Unclaimed Property Laws”) with respect to Eligible Property (as defined below). In connection with its performance of the foregoing services (“Unclaimed Property Services”), Banco Popular and its subcontractors shall be entitled to rely on the advice of counsel with respect to the unclaimed property laws and shall not be liable for conduct undertaken in accordance with such advice. For purposes of the foregoing:

(i)	“States and Territories of the United States” means the states of the United States of America, the District of Columbia, Guam, Puerto

Rico, U.S. Virgin Islands and any territory or commonwealth of the United States of America with a formal local government substantially equivalent to a state government which subsequent to the date of this Agreement adopts a statute substantially similar to the Uniform Unclaimed Property Act of 1995 (or its then current successor).

(ii)

“Eligible Property” means property beneficially owned by a person or entity other than the Fund and held in a bank account maintained by Banco Popular for or on behalf of the Fund, or property held in a shareholder account, which is (x) subject to reporting or escheat under an Unclaimed Property Law, (y) of a nature or type or classification reasonably related to the services performed by Banco Popular under this Agreement (such as cash amounts representing non- negotiated dividend checks and shares in abandoned shareholder accounts), and (z) under the control of Banco Popular.

14.      Access to Policies and Procedures. In connection with the Fund’s obligations under Rule 38a-1 of the 1940 Act, Banco Popular shall (A) provide to the Fund its policies and procedures related to the services that Banco Popular is required to perform pursuant to this Agreement and summaries thereof, (B) provide the Fund e-mail notification within two (2) business days of updates to such policies and procedures, and (C) upon request but not more frequently than quarterly provide certifications with respect to such policies and procedures.

15.      Authorized Shares. The Fund’s authorized capital stock consists of the shares of common stock, par value $0.01 per share. Banco Popular shall record issues of all Shares and shall notify the Fund in case any proposed issue of Shares by the Fund shall result in an over-issue. In case any issue of Shares would result in an over-issue, Banco Popular shall refuse to issue such Shares and shall not countersign and issue certificates for such Shares.

16.      Duration and Termination.

(a)	This Agreement shall continue until terminated by the Fund or by Banco Popular on sixty (60) days’ prior written notice to the other party.

(b)

Upon the termination hereof, the Fund shall pay to Banco Popular such compensation as may be due for the period prior to the effective date of such termination. In the event that the Fund designates a successor to any of Banco Popular’s obligations under this Agreement, Banco Popular shall, at the direction and expense of the Fund, transfer to such successor all relevant books, records and other data established or maintained by Banco Popular hereunder including, a certified list of the shareholders of the Fund with name, address, and if provided, taxpayer identification or Social Security number, and a complete record of the account of each shareholder. To the extent that Banco Popular incurs expenses related to a transfer of responsibilities to a successor, other than expenses involved in Banco

Popular’s providing the Fund’s books and records to the successors. Banco Popular shall be entitled to be reimbursed for such extraordinary expenses.

(c)	Any termination effected pursuant to this paragraph shall not affect the rights and obligations of the parties under Section 9 hereof.

(d)

Notwithstanding the foregoing, this Agreement shall terminate with respect to the Fund upon the liquidation merger into another entity, other dissolution of the Fund or upon the Fund’s ceasing to be a registered closed-end investment company under the 1940 Act.

17.      Notices. All notices and other communications, other than Oral Instructions, shall be in writing or by confirming telegram, cable, telex, email or facsimile. Notice shall be addressed (a) if to Banco Popular, c/o Javier Rubio, Trust Division. Banco Popular de Puerto Rico, PO Box 362708, San Juan, Puerto Rico 00936-2708; (b) if to the Fund, at the address of the Fund; or (c) if to neither of the foregoing, at such other address as shall have been notified to the sender of any such notice or ether communication. If the notice is sent by confirming telegram, cable, telex, email or facsimile during regular business hours, it shall be deemed to have been given immediately; if sent during a time other than regular business hours, such notice shall be deemed to have been given at the opening of the next business day. If notice is sent by first-class mail, it shall be deemed to have been given three business days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it was delivered. All postage, cable, telegram, telex and facsimile sending device charges arising from the sending of a notice hereunder shall be paid by the sender.

18.      Amendments. This Agreement, or any term thereof, may be changed or waived only by a written amendment, signed by the Fund and Banco Popular.

19.      Assignment and Delegation. Banco Popular shall not assign this Agreement or delegate performance of its duties under this Agreement, except by written consent of the Fund; provided, however, that Banco Popular may, upon written notice to the Fund and at its own expense, assign this Agreement or delegate its duties hereunder to any wholly-owned direct or indirect subsidiary of Popular, Inc. provided that (i) Banco Popular gives the Fund thirty (30) days’ prior written notice; (ii) the assignee or delegate is qualified to act as a transfer agent, registrar, dividend disbursing agent and shareholder servicing agent; and (v) Banco Popular and such assignee or delegate promptly provide such information as the Fund may request and respond to such questions as the Fund may ask relating to the assignment or delegation, including (without limitation) the capabilities of the assignee or delegate. The delegation of any of Banco Popular’s duties under this Section shall not relieve Banco Popular of any of its responsibilities or liabilities under this Agreement.

20.      Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

21.    Governing Law. This Agreement shall be governed by and construed under the laws of the Commonwealth of Puerto Rico.

22. Further Action. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes of this Agreement.

23. Miscellaneous. This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to services to be performed under this Agreement.

The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

Nothing contained herein shall be deemed or construed to create a co-partnership or joint venture between the parties hereto and the services of Banco Popular shall be rendered as an independent contractor and not as agent for the Fund.

This Agreement shall be deemed to be a contract made in the Commonwealth of Puerto Rico and governed by Puerto Rico law. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding and shall inure to the benefit of the parties hereto and their permitted successors and assigns.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below on the day and year first above written.

BANCO POPULAR DE PUERTO RICO

By:	/s/ Javier Rubio
Name:	Javier Rubio
Title:	Senior Vice President

PUERTO RICO RESIDENTS TAX-FREE FUND II, INC.

By:	/s/ Leslie Highley, Jr.
Name:	Leslie Highley, Jr.
Title:	Co-President

PUERTO RICO RESIDENTS TAX-FREE FUND II, INC.

By:	/s/ William Rivera
Name:	William Rivera
Title:	Authorized Signature

EXHIBIT A

AUTHORIZED PERSONS

Name	Position

EXHIBIT B

  In addition to the services to be provided by Banco Popular set forth in the Agreement above, Banco Popular will also provide the following services.

(a)	Services Provided on an Ongoing Basis by Banco Popular to the Fund, if Applicable.

(i)	Establish and maintain proper shareholder registrations;

(ii)	Prepare and certify stockholder lists in conjunction with proxy solicitations;

(iii)	Countersign stock certificates;

(iv)	Prepare and mail to shareholders confirmation of activity;

(v)	Provide customer liaison staff for on-line inquiry response;

(vi)	Provide periodic shareholder lists and related statistics to the Fund;

(vii)	Prepare periodic mailing of year-end tax information; and

(viii)	Perform other shareholder services as may be mutually agreed upon by the parties to this Agreement in writing from time to time.

(b)	Services Provided by Banco Popular under Oral Instructions or Written Instructions of the Fund.

(i)	Accept, post and perform shareholder transfers in accordance with applicable laws;

(ii)	Pay dividends and other distributions;

(iii)	Solicit and tabulate proxies; and

(iv)	Issue and cancel certificates.

(c)	Communications to Shareholders. Pursuant to timely written instructions, Banco Popular shall mail all communications by the Fund to its shareholders, including:

(i)	Reports to shareholders;

(ii)	Confirmations of transfers of Fund shares,

(iii)	Monthly or quarterly statements;

(iv)	Dividend and distribution notices;

(v)	Proxy material; and

(vi)	Tax form information.

Banco Popular will answer such correspondence from shareholders, securities brokers and others relating to its duties hereunder and such other correspondence as may from time to time be mutually agreed upon in writing between Banco Popular and the Fund.

If requested by the Fund, Banco Popular will receive and tabulate the proxy cards for the meetings of the Fund’s shareholders and supply personnel to serve as inspectors of election.

(d)	Records. Banco Popular shall maintain records of the accounts for each shareholder showing the following information:

(i)	Name, address and United States Tax Identification or Social Security Number;

(ii)	Number and class of shares held and number and class of shares for which certificates, if any, have been issued, including certificate numbers and denominations;

(iii)	Historical information regarding the account of each shareholder, including dividends and distributions paid and the transfer date for all transactions in a shareholder’s account;

(iv)	Any stop or restraining order placed against a shareholder’s account;

(v)	Any correspondence relating to the current maintenance of a shareholder’s account;

(vi)	Information with respect to withholdings; and

(vii)	Any information required in order for the transfer agent to perform any calculations contemplated or required by this Agreement.

(e)

Shareholder Inspection of Stock Records. Upon requests from Fund shareholders to inspect stock records, Banco Popular will notify the Fund and request instructions granting or denying such request prior to taking any action. Unless Banco Popular his acted contrary to the Fund’s instructions, the Fund agrees to release Banco Popular from any liability for refusal of permission for a particular shareholder to inspect the Fund’s shareholder records.

EXHIBIT C

COMPENSATION

Banco Popular de Puerto Rico shall receive a monthly fee of equal to the standard fees established by Banco Popular for these services. Initially, the monthly fee shall be $1,000.